                                                                   Exhibit 10(a)

                       Consent of Independent Accountants

We hereby consent to the use in the Registration Statement on Form N-4 (the "Registration Statement") of our report dated March 14, 2003 relating to the financial statements of the Strategic Partners Subaccounts of the Pruco Life Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 11, 2003 relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiary, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLC

New York, New York
April 22, 2003